Exhibit 99.1

Bank of Florida Corp. Reports Second Quarter 2009 Financial Results

NAPLES, Fla.--(BUSINESS WIRE)--July 21, 2009--Bank of Florida Corporation (NASDAQ: BOFL) reported second quarter 2009 financial results. Highlights include:

  Tangible common equity as a percentage of tangible assets of 7.93%
  Net interest margin expanded four basis points to 2.97%, compared to 2.93% in the first quarter of 2009
  Assets under advice at Bank of Florida Trust Company totaled $631 million, an increase of 21% from the first quarter
  Second quarter provision for loan losses totaled $9.8 million
  Net charge-offs were 3.29% of average loans, down from 3.92% of average loans in the first quarter
  Allowance for loan losses of 1.96% to total loans, compared to 1.90% in the first quarter
  Nonperforming loans totaled 11.12% of total loans, compared to 8.93% in the first quarter
  Nonperforming assets totaled 9.74% of total assets, compared to 7.67% in the first quarter
  Second quarter net loss of $6.5 million or $0.51 per share

“Managing credit quality continues to be our main focus during this difficult economic environment. We are in a long term cycle and we are implementing long term strategies to prepare for the future,” said Chief Executive Officer Michael L. McMullan. “As projected, our non performing assets increased during the quarter as we continued to aggressively recognize impaired loans based on our on-going process of identifying early signs of stress in our loan portfolio. Although the levels of non performing loans are higher than historical levels, we are confident that our impairment and allowance methodology accurately projects current market values and, therefore, supports the impairment levels taken in the portfolio.

“We continue to track every loan from pre-watch identification through disposition and have a solid history of trends by loan type, industry, market, and vintage, which further supports our success at projecting impairment on a loan by loan basis. While we continue to actively evaluate options to sell some of our non performing loans, the discounts through these type transactions remain steep. Although this may make sense at some point in the future, we feel that our strong tangible common equity position allows us to continue our process of successfully managing these loans out of the bank one loan at a time. However, we will continue to monitor our non performing loan levels in conjunction with our capital position and what is in the best interest of our Company and its shareholders. While we continue to be encouraged by the increased level of real estate sales across our markets due to deeply discounted valuations, it will take time for the market to absorb high levels of inventory and the foreclosure process in Florida remains lengthy. As a result, we expect our nonperforming loans and charge-offs will remain at higher than historic levels for the remainder of 2009.

“The Bank of Florida Trust Company, which recently received the 2009 Naples Daily News Southwest Florida Choice award for Best Financial Planner in Southwest Florida, remains one of the bright spots in the current environment. During the second quarter, assets under advice increased 21% and we believe this will provide us the opportunity to grow future trust fees as we expect investors to move their positions back into equities as the market stabilizes. We are also taking advantage of the market disruption by bringing in top revenue generating talent in key positions across our franchise. At the same time, we have reduced our administrative headcount, along with certain other operating expenses. These measures, most of which will be fully phased in during the fourth quarter of 2009, are expected to reduce annualized expenses by approximately $4.5 to $5.0 million, which will be slightly offset by increased FDIC insurance and other miscellaneous operating costs.

“Looking ahead, we are confident that we will continue to make progress towards improving core profitability and efficiencies. We have a strong loan pipeline and will continue our focus in growing the trust business. We are seeing incredible market share opportunities developing across our footprint and are currently taking advantage of them on a selective basis. Investors continue to support the Company and its model and strategies, which was evident with the $4.1 million received during the quarter as proceeds from the sale of preferred stock. Therefore, we continue to maintain a strong capital position to weather the current environment and, for purposes of taking advantage of the opportunities we see developing in our markets, may consider raising additional capital at some point in the future, under the right terms and conditions.”

Asset Quality and Provision for Loan Losses

Nonperforming loans totaled $141.0 million, or 11.12% of total loans, up $26 million from $115.0 million or 8.93% of total loans in the first quarter. The increase in nonperforming loans was primarily related to a commercial real estate loan totaling $7.7 million, three residential mortgages totaling $7.3 million, two residential construction loans totaling $6.5 million, and a commercial and industrial loan totaling $3.0 million. Nonperforming assets were $148.9 million, or 9.74% of total assets, an increase of $28.4 million from $120.5 million or 7.67% of total assets in the first quarter.

Net charge-offs were $9.5 million, or 3.29% of average loans on an annualized basis, a decrease of $2.3 million from $11.8 or 3.92% of average loans in the first quarter. Net charge offs during the second quarter of 2009 were primarily related to a $2.2 million valuation adjustment on a residential condo project in Ft. Lauderdale as well as specific reserves totaling $4.5 million related to the possession of foreclosed properties.

The provision for loan losses totaled $9.8 million, up from $6.7 million in the first quarter and $1.6 million in the second quarter of 2008. The allowance for loan losses increased to $24.8 million or 1.96% of total loans, compared to $24.5 million or 1.90% of total loans in the first quarter.

Net Interest Income

Net interest income for the second quarter of 2009 totaled $9.4 million, a decrease of 2% compared to the first quarter. The net interest margin increased four basis points to 2.97%, compared to 2.93% in the first quarter of 2009. The increase in the net interest margin was primarily related to lower cost of funds as market rates on deposits continued to ease, which was partially offset by a 4% decrease in average earning assets. Excluding the impact of nonperforming loans, the net interest margin would have been approximately 3.26% in the second quarter of 2009 compared to approximately 3.64 % in the second quarter of 2008.

Compared to the second quarter of 2008, net interest income decreased 17%. The decrease in the net interest margin of 61 basis points on a year-over-year basis to 2.97% from 3.58% was very positive in light of the 175 basis point decrease in the prime rate that occurred during the same time period. Also impacting the net interest margin on a year-over-year basis were interest reversals on a higher level of nonaccrual loans.

Non-Interest Income

Non-interest income increased to $2.7 million in the second quarter from $1.2 million in the first quarter, primarily related to a gain on the sale of investment securities of $1.4 million. Also impacting non-interest income was a $184,000 gain on the sale of OREO compared to a $22,000 gain on the sale of OREO during the first quarter. Service charges and fees increased 19%, while trust fees decreased 12%. The decrease in trust fees was primarily related to investors’ shift from equities into cash and bonds which produce lower revenue streams. On a year-over-year basis, second quarter 2009 non-interest income increased $1.6 million primarily due to the $1.4 million gain on the sale of investment securities.

Non-Interest Expense

Non-interest expense increased 15% over the first quarter 2009 to $12.7 million, due primarily to a $707,000 one time FDIC assessment, a $626,000 increase in expenses related to loan collection efforts, as well as a $237,000 loss related to an equity investment in Silverton Bank. Also impacting non-interest expense was a 5% increase in salaries and employee benefits, which was related primarily to one time severance payments for those employees included in the headcount reduction occurring during the quarter.

Compared to the second quarter of 2008, non-interest expense increased 18% primarily due to a $1.7 million increase in general operating expenses, which included a $778,000 increase in FDIC assessments, increases in costs related to loan collection, and higher data processing expenses associated with the termination of certain contracts that were no longer being used.

Balance Sheet and Capital

Total assets decreased $41.4 million, or 3%, to $1.5 billion at the end of the second quarter compared to the first quarter, and increased $114.2 million, or 8%, on a year-over-year basis. New loan production for the quarter was $33.7 million, which was offset primarily by pay downs and charge-offs of non performing loans. Overall, loans decreased $20.8 million, or 2%, compared from the first quarter and increased $75.6 million, or 6%, on a year-over-year basis. The decrease in loans on a sequential basis was primarily due to a 7% decrease in residential mortgages. Loan growth on a year-over-year basis was related to a 23% increase in commercial real estate balances, excluding high risk areas such as land development and construction, and a 17% increase in owner-occupied residential mortgage balances.

Total core deposits, which exclude wholesale brokered CDs, wholesale CDAR deposits, and CDs with balances in excess of $100,000, increased $1.5 million compared to the first quarter of 2009 due to higher money market and core CD balances. On a year-over-year basis, core deposits increased $146.7 million or 25% primarily due to the addition of reciprocal CDARs in mid 2008. At the end of the second quarter of 2009, core deposits accounted for approximately 63% of total deposits, the same level as in the first quarter.

Shareholder’s equity in the second quarter totaled $180.8 million, a decrease of $5.5 million, or 3%, compared to the first quarter. On a year-over-year basis, shareholder’s equity decreased $16.7 million, or 9%. Tangible common equity as a percentage of tangible assets stood at 7.93%, compared to 8.08% in the first quarter and 9.81% in the second quarter of 2008.

The following tables summarize the Company’s results for the second quarter of 2009.

Bank of Florida Corporation
Financial Highlights (unaudited)

	For the Three Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
(dollars in thousands, except per share data)	2009	2009	2008	2008	2008

Income Statement Highlights
Net interest income before provision	$9,435	$9,595	$9,789	$10,921	$11,347
Provision for loan losses	9,764	6,693	16,026	6,190	1,585
Non interest income	2,676	1,155	1,195	1,162	1,049
Noninterest expense	12,704	11,031	10,951	11,388	10,770
Net (loss) income	(6,500)	(4,373)	(10,014)	(3,445)	4
Top-line revenue	10,760	10,750	10,984	12,055	12,396
Basic (loss) income per common share	(0.51)	(0.34)	(0.78)	(0.27)	0.00
Diluted (loss) income per common share	(0.51)	(0.34)	(0.78)	(0.27)	0.00

Key Ratios
Return on average assets	(1.71)%	(1.15)%	(2.65)%	(0.95)%	0.00%
Return on average common equity	(14.18)	(9.23)	(20.89)	(6.96)	0.01
Net interest margin	2.97	2.93	2.89	3.33	3.58
Efficiency ratio	118.07	102.61	99.70	94.48	86.88
Tangible equity ratio	7.93	8.08	8.43	8.90	9.81
Average equity to average assets	12.06	12.46	12.70	13.66	14.12
Average loans to average deposits	99.21	104.04	103.84	112.45	116.29
Net charge-offs to average loans	3.29	3.92	0.26	1.72	0.40
Loan loss allowance to total loans	1.96	1.90	2.32	1.14	1.11
Loan loss allowance to nonperforming loans	17.58	21.28	41.10	49.08	54.56
Nonperforming loans to total loans	11.12	8.93	5.63	2.33	2.03
Nonperforming assets to total assets	9.74	7.67	4.95	2.15	1.75

Average Balances
Average loans	$1,153,183	$1,202,566	$1,213,371	$1,196,918	$1,173,088
Average assets	1,520,350	1,521,222	1,509,950	1,448,889	1,414,376
Average earning assets	1,273,066	1,326,285	1,347,990	1,306,053	1,276,102
Average deposits	1,162,340	1,155,918	1,168,491	1,064,440	1,008,747
Average common equity	183,302	189,578	191,719	197,907	199,761

	As of Period End
	Jun 30,	Mar 31,	Dec 31,	Sept 30,	Jun 30,
	2009	2009	2008	2008	2008

Total assets	$1,528,879	$1,570,255	$1,549,013	$1,545,054	$1,414,689
Total loans (including unearned income and loan fees)	1,267,349	1,288,177	1,275,311	1,247,802	1,191,733
Total deposits	1,167,052	1,165,267	1,166,282	1,199,705	1,012,408
Stockholders' equity	180,803	186,334	189,979	196,686	197,492
Nonperforming assets	148,945	120,516	76,670	33,199	24,689
Book value per common share	13.96	14.38	14.87	15.39	15.45
Tangible book value per common share	8.97	9.39	9.79	10.31	10.36
Assets under advice - Bank of Florida Trust Company	630,657	522,541	494,633	439,942	475,890
Assets under management - Bank of Florida Trust Company	515,380	412,661	386,472	372,577	365,589

Bank of Florida Corporation
Consolidated Statements of Income (unaudited)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
(dollars in thousands, except per share data)	2009	2009	2008	2008	2008

Interest income
Interest and fees on loans	$16,717	$17,299	$18,960	$19,654	$19,634
Interest on securities and other	1,351	1,492	1,376	1,302	1,349
Interest on federal funds sold	1	2	92	24	11
Total interest income	18,069	18,793	20,428	20,980	20,994

Interest expense
Interest on deposits	7,127	7,686	9,081	8,360	7,822
Interest on subordinated debt	132	147	234	170	196
Interest on FHLB & other borrowings	1,375	1,365	1,324	1,529	1,629
Total interest expense	8,634	9,198	10,639	10,059	9,647
Net interest income	9,435	9,595	9,789	10,921	11,347

Provision for loan losses	9,764	6,693	16,026	6,190	1,585
Net interest income after provision for loan losses	(329)	2,902	(6,237)	4,731	9,762

Non interest income
Service charges & fees	560	472	474	464	491
Gain on sale of assets, net	191	29	100	(9)	(121)
Trust Fees, net	574	654	621	679	679
Gains on sale of investment securities	1,351	0	0	28	0
Total noninterest income	2,676	1,155	1,195	1,162	1,049

Noninterest expense
Salaries and employee benefits	5,460	5,211	5,056	5,533	5,327
Occupancy expenses	1,888	1,769	1,766	1,780	1,707
Equipment rental, depreciation and maintenance	812	837	799	813	854
General operating	4,544	3,214	3,330	3,262	2,882
Total noninterest expense	12,704	11,031	10,951	11,388	10,770
(Loss) income before taxes (benefit)	(10,357)	(6,974)	(15,993)	(5,495)	41
Income taxes (benefit)	(3,857)	(2,601)	(5,979)	(2,050)	37
Net (loss) income	$(6,500)	$(4,373)	$(10,014)	$(3,445)	$4

(Loss) income per common share - diluted	$(0.51)	$(0.34)	$(0.78)	$(0.27)	$0.00

Weighted average common shares outstanding - diluted	12,779,020	12,779,020	12,779,020	12,779,020	12,779,020

Total common shares outstanding	12,947,520	12,955,520	12,779,020	12,779,020	12,779,020

Bank of Florida Corporation
Consolidated Balance Sheet (unaudited)

(dollars in thousands)
A S S E T S	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008

Cash and due from banks	$38,940	$55,891	$47,064	$18,788	$16,449
Interest bearing due from other banks	233	190	561	1,321	554
Federal funds sold	0	241	313	70,650	250
Total cash and cash equivalents	39,173	56,322	47,938	90,759	17,252

Securities held to maturity	2,363	3,317	3,316	3,316	3,315
Securities available for sale	102,459	109,741	114,660	88,284	89,227

Loans held for sale	0	156	-	-	6,629

Portfolio loans	1,268,786	1,289,582	1,276,985	1,249,663	1,186,849
Less:
Allowance for loan losses	24,778	24,479	29,533	14,264	13,232
Unearned income and deferred loan fees	1,437	1,561	1,674	1,861	1,745
Net loans	1,242,571	1,263,542	1,245,778	1,233,538	1,171,872

Federal Home Loan Bank and Federal Reserve Bank stock, at cost	8,467	8,647	9,246	7,347	9,913
Premises and equipment	28,248	29,029	29,501	30,113	30,405
Accrued interest receivable	4,656	5,121	4,990	5,458	5,095
Intangible assets	64,631	64,738	64,850	64,968	65,091
Other assets	36,311	29,642	28,734	21,271	15,890
Total assets	$1,528,879	$1,570,255	$1,549,013	$1,545,054	$1,414,689

LIABILITIES AND STOCKHOLDERS' EQUITY

Non interest bearing deposits	$97,378	$101,631	$114,905	$100,471	$95,885
MM/NOW	387,104	383,815	366,349	388,520	393,391
Savings	6,427	6,318	5,752	5,972	6,264
CD's < $100k	118,802	114,083	107,889	115,477	89,577
Retail CDAR's	122,114	124,457	117,308	80,071	-
Total core deposits	731,825	730,304	712,203	690,512	585,117

CD's (all others)	435,227	434,963	454,078	509,193	427,291

Total deposits	1,167,052	1,165,267	1,166,282	1,199,705	1,012,408

Fed funds purchased	-	-	-	-	-
Other borrowings	175,162	214,470	188,474	144,278	201,282
Accrued interest payable	2,009	2,140	2,286	1,954	1,713
Accrued expenses and other liabilities	3,853	2,044	1,992	2,431	1,794
Total liabilities	1,348,076	1,383,921	1,359,034	1,348,368	1,217,197

Stockholders' Equity:
Preferred stock	3,525	-	-	-	-
Common stock	130	130	128	128	128
Additional paid-in capital	200,615	200,592	199,862	199,792	199,706
Restricted stock	(559)	(651)	-	-	-
Accumulated deficit	(15,030)	(15,030)	(1,808)	(1,808)	(1,808)
Current year net income (loss)	(10,873)	(4,373)	(13,222)	(3,208)	237
Other comprehensive income	2,995	5,666	5,019	1,782	(771)
Total stockholders' equity	180,803	186,334	189,979	196,686	197,492
Total liabilities and stockholders' equity	$1,528,879	$1,570,255	$1,549,013	$1,545,054	$1,414,689

Conference Call

The Company will host a conference call today at 9:00 a.m. EDT to discuss its financial results, business highlights, and outlook.

http://investor.shareholder.com/media/eventdetail.cfm?eventid=70647&CompanyID=BOFL&e=1&mediaKey=2677C9841362604E27455BF8B8EA496B (Due to its length, this URL may need to be copied/pasted into your Internet browser’s address field. Remove the extra space if one exists.)

Dial-in: Toll free 877-545-1489

Bank of Florida Corporation

Bank of Florida Corporation. (Nasdaq: BOFL) is a $1.5 billion-asset multi-bank holding Company located in Naples, Florida. Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida – Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida – Tampa Bay in Hillsborough and Pinellas Counties; and Bank of Florida Trust Company, collectively referred to as the “Company”. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on "Investor Relations." To receive an email alert of all company press releases, SEC filings, and events, select the “Email Notification” section.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward-looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2009 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:
Bank of Florida Corp.
Tracy L. Keegan, 239-254-2147
Executive VP & CFO
or
Nvestcom Investor Relations
Megan Malanga, 954-781-4393
megan.malanga@nvestcom.com